                                   Exhibit 2A

                CINCINNATI BELL CONSOLIDATED PRO FORMA FINANCIAL
                                   STATEMENTS

         The following consolidated pro forma financial statements present pro forma information for Cincinnati Bell, giving effect to the acquisition by Convergys Customer Management Group, Inc., (formerly known as MATRIXX Marketing Inc.) on February 28, 1998 of American Transtech Inc. and the assets of AT&T Canada Enterprises, Inc., AT&T's Canadian customer care business, (collectively "Transtech") from AT&T Corp. (the "Transtech Acquisition) and the distribution by Cincinnati Bell of the approximately 90% of the outstanding shares of Convergys Corporation to Cincinnati Bell shareholders (the "Convergys Distribution"). These consolidated pro forma financial statements are based upon the historical consolidated financial statements of Cincinnati Bell for each of the periods presented and the historical financial statements of Transtech for the year ended December 31, 1997, the nine months ended September 30, 1997 and the two months ended February 28, 1998. The historical consolidated financial statements of Cincinnati Bell as of and for the nine months ended September 30, 1997 and 1998 and the historical financial statements of Transtech for the nine months ended September 30, 1997 and the two months ended February 28, 1998 are unaudited.

         The consolidated pro forma statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 have been presented as if the Transtech Acquisition had occurred on January 1, 1997. The consolidated pro forma statements of operations for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 have been presented as if the Convergys Distribution had occurred on January 1, 1995. The consolidated pro forma statements of operations for the periods indicated above reflect the Transtech Acquisition using the purchase method of accounting and the resulting amortization of goodwill and other intangibles as well as the financing of and interest expense related to the acquisition.

         The consolidated pro forma balance sheet as of September 30, 1998 has been presented as if the Convergys Distribution had occurred on September 30, 1998. (The Transtech Acquisition was completed on February 28, 1998 and is reflected in the historical consolidated balance sheet of Cincinnati Bell as of September 30, 1998.)

         The consolidated pro forma financial statements are unaudited, are presented for informational purposes only and do not necessarily indicate what the actual results of operations would have been had the Transtech Acquisition and the Convergys Distribution occurred on the dates assumed, or what the future operating results or financial position of Cincinnati Bell may be. The consolidated pro forma financial statements should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated historical financial statements and the notes thereto of Cincinnati Bell included in the Cincinnati Bell reports previously filed with the Securities and Exchange Commission.




                                              Cincinnati Bell Consolidated Pro Forma Statement Of Operations
                                                       (in millions, except per share information)

                                                       For The Nine Months Ended September 30, 1998
                              ----------------------------------------------------------------------------------------------
                                                                              Pro Forma
                                             Historical                         Before
                               Historical    Transtech                        Convergys         Convergys
                               Cincinnati    (1/1/98 -      Acquisition      Distribution     Distribution
                                  Bell        2/28/98)      Adjustments      Adjustments       Adjustments      Pro Forma
                              ------------- ------------- ----------------- --------------- ------------------ -------------

Revenues....................     $ 1,653.7   $    62.4            --         $    1,716.1      $(1,057.5) (4)     $   658.6

Costs and expenses..........       1,431.9        61.1     $     3.9 (1)          1,496.9         (966.1) (5)         530.8
                              ------------   ---------     ---------         ------------      ---------          ---------

Operating income............         221.8         1.3          (3.9)               219.2          (91.4)             127.8

Other income
  (expense), net............          (3.4)         --            --                 (3.4)         (14.4) (6)         (17.8)
Interest expense............          44.5          --           6.1 (2)             50.6          (32.8) (7)          17.8
                              ------------   ---------     ---------         ------------      ---------          ---------
Income before
    income taxes............         173.9         1.3         (10.0)               165.2          (73.0)              92.2
Income taxes................          60.2         0.5          (3.8) (3)            56.9          (24.3) (8)          32.6
                              ------------   ---------     ---------         ------------      ---------          ---------

Income from
  continuing operations.....     $   113.7    $    0.8     $    (6.2)        $      108.3      $   (48.7)          $   59.6
                                 =========    ========     =========         ============      ===========         =========
Earnings per
    common share

   Basic....................     $     .84                                   $        .80                          $    .44
   Diluted..................     $     .82                                   $        .78                          $    .43

Weighted average
  common shares
  outstanding
  including equivalents

   Basic....................         135.9                                          135.9                             135.9
   Diluted..................         138.3                                          138.3                             138.3




                                              Cincinnati Bell Consolidated Pro Forma Statement Of Operations
                                                       (in millions, except per share information)

                                                       For The Nine Months Ended September 30, 1997
                              ----------------------------------------------------------------------------------------------
                                                                              Pro Forma
                                                                                Before
                               Historical                                     Convergys         Convergys
                               Cincinnati    Historical     Acquisition      Distribution     Distribution
                                  Bell       Transtech      Adjustments      Adjustments       Adjustments      Pro Forma
                              ------------- ------------- ----------------- --------------- ------------------ -------------

Revenues.................        $ 1,295.8    $    300.0          --             $ 1,595.8       $(977.8) (4)     $   618.0

Costs and expenses.......          1,032.9         272.3     $   17.6  (1)         1,322.8        (852.3) (5)         470.5
                                 ---------    ----------     --------            ---------       --------          --------

Operating income.........            262.9          27.7        (17.6)               273.0        (125.5)             147.5

Other income
  (expense), net.........             14.3           --           --                  14.3         (16.6) (6)          (2.3)
Interest expense.........             26.8           --          27.6  (2)            54.4         (31.3) (7)          23.1
                                 ---------    ----------     --------            ---------       --------          --------
Income before
  income taxes...........            250.4          27.7        (45.2)               232.9        (110.8)             122.1
Income taxes.............             87.2          10.2        (17.1) (3)            80.3         (38.0) (8)          42.3
                                 ---------    ----------     --------            ---------       --------          --------

Income from
  continuing operations.         $   163.2   $      17.5     $  (28.1)           $   152.6    $    (72.8)         $    79.8
                                 =========   ===========     ========            =========    ============        =========
Earnings per
  common share

   Basic.................        $    1.21                                       $    1.13                        $     .59
   Diluted...............        $    1.19                                       $    1.11                        $     .58

Weighted average
  common shares
  outstanding
  including equivalents

   Basic.................            135.2                                           135.2                            135.2
   Diluted...............            137.7                                           137.7                            137.7




                                              Cincinnati Bell Consolidated Pro Forma Statement Of Operations
                                                        (in millions, except per share information)

                                                           For The Year Ended December 31, 1997
                              ----------------------------------------------------------------------------------------------
                                                                              Pro Forma
                                                                                Before
                               Historical                                     Convergys         Convergys
                               Cincinnati    Historical     Acquisition      Distribution     Distribution
                                  Bell       Transtech      Adjustments      Adjustments       Adjustments      Pro Forma
                              ------------- ------------- ----------------- -------------- ------------------ -------------

Revenues...................     $ 1,756.8    $    402.4          --         $ 2,159.2        $(1,324.7) (4)     $   834.5

Costs and expenses.........       1,443.7         364.0     $   23.5  (1)     1,831.2         (1,188.1) (5)         643.1
                                 ---------   ----------     --------        ---------        ---------          ---------

Operating income...........         313.1          38.4        (23.5)           328.0           (136.6)             191.4

Other income
  (expense), net...........          19.3           1.1          --              20.4            (23.1) (6)          (2.7)
Interest expense...........          35.5           0.2         36.3  (2)        72.0            (41.9) (7)          30.1
                                 --------    ----------     --------        ---------        ---------          ---------
Income before
   income taxes............         296.9          39.3        (59.8)           276.4           (117.8)             158.6
Income taxes...............         103.3          15.2        (22.6) (3)        95.9            (39.6) (8)          56.3
                                ---------    ----------     --------        ---------        ---------          ---------
Income from
  continuing operations.        $   193.6    $     24.1     $  (37.2)       $   180.5        $   (78.2)         $   102.3
                                =========    ==========     ========        =========        =========          ==========
Earnings per
   common share
   Basic...................     $    1.43                                   $    1.34                           $     .76
   Diluted.................     $    1.41                                   $    1.31                           $     .74

Weighted average
  common shares
  outstanding
  including equivalents
   Basic...................         135.2                                       135.2                               135.2
   Diluted.................         137.7                                       137.7                               137.7




                                                Cincinnati Bell Consolidated Pro Forma Statement Of Operations
                                                          (in millions, except per share information)

                                                             For The Year Ended December 31, 1996
                                                            -------------------------------------
                                                                           Convergys
                                                     Historical          Distribution
                                                  Cincinnati Bell         Adjustments           Pro Forma
                                                 ------------------- ---------------------- -------------------

Revenues........................                       $ 1,573.7           $(793.9) (4)           $   779.8

Costs and expenses..............                         1,267.2            (668.0) (5)               599.2
                                                       ---------           -------                ---------

Operating income................                           306.5            (125.9)                   180.6

Other income
  (expense), net................                            12.1             (11.6) (6)                 0.5
Interest expense................                            33.9              (6.0) (7)                27.9
                                                       ---------           -------                ---------
Income before income taxes......                           284.7            (131.5)                   153.2

Income taxes....................                            99.7             (46.0) (8)                53.7
                                                       ---------           -------                ---------
Income from
  continuing operations.........                       $   185.0           $ (85.5)               $    99.5
                                                       =========           =======                =========
Earnings per common share
     Basic......................                       $    1.38                                  $     .74
     Diluted....................                       $    1.35                                  $     .73

Weighted average
  common shares
  outstanding
  including equivalents
     Basic......................                           133.9                                      133.9
     Diluted....................                           137.2                                      137.2




                                                 Cincinnati Bell Consolidated Pro Forma Statement Of Operations
                                                         (in millions, except per share information)

                                                             For The Year Ended December 31, 1995
                                                             ------------------------------------
                                                                           Convergys
                                                     Historical          Distribution
                                                  Cincinnati Bell         Adjustments           Pro Forma
                                                 ------------------- ---------------------- -------------------

Revenues..........................                    $ 1,336.1              $(600.1) (4)      $   736.0

Costs and expenses................                      1,289.4               (562.8) (5)          726.6
                                                      ---------              -------           ---------

Operating income..................                         46.7                (37.3)                9.4

Other income
  (expense), net..................                        (13.5)                 4.4  (6)           (9.1)
Interest expense..................                         52.8                 (7.4) (7)           45.4
                                                      ---------              -------           ---------
Loss before income taxes..........                        (19.6)               (25.5)              (45.1)

Income taxes......................                          5.7                (21.7) (8)          (16.0)
                                                      ---------              -------           ---------
Loss from
  continuing operations...........                    $   (25.3)             $  (3.8)          $   (29.1)
                                                      =========              =======           =========
Loss per common share
     Basic........................                    $    (.19)                               $    (.22)
     Diluted......................                    $    (.19)                               $    (.22)

Weighted average
  common shares
  outstanding
  including equivalents
     Basic........................                        132.0                                    132.0
     Diluted......................                        132.0                                    132.0

[FN]

    NOTES TO CINCINNATI BELL CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS

(1) Adjustment gives effect to the amortization of intangible assets acquired and depreciation of property and equipment acquired. Cincinnati Bell's allocation of the Transtech purchase price is as follows: acquired contracts - $68.2 million; in-process research and development - $42.6 million; assembled workforce - $11.4 million; internally-developed software - $4.4 million; fair value of other tangible assets acquired - $91.0 million; and goodwill - $414.4 million. Assigned lives for the acquired intangible assets are as follows: acquired contracts - 8 years; assembled workforce - 15 years; and goodwill - 30 years. Assigned lives for property and equipment are as follows: software and personal computers - 3 years; equipment - 5 years; and buildings - 30 years.

(2) The Transtech Acquisition and associated costs were financed entirely through short-term variable rate commercial paper issued by Cincinnati Bell. Interest expense has been recorded at the rate (5.75%) for the commercial paper that was issued to finance the acquisition.

(3) Adjustment reflects the income tax effect of the acquisition adjustments at Convergys' statutory tax rate for the respective period.

(4) Adjustment eliminates Convergys' revenues or pro forma revenues after giving effect to the Transtech Acquisition.

(5) Adjustment eliminates Convergys' expenses or pro forma expenses after giving effect to the Transtech Acquisition. For purposes of this adjustment, general overhead expenses incurred by Cincinnati Bell, which had been charged to Convergys as a management fee, remain a part of the expenses of Cincinnati Bell and have not been eliminated by the Convergys Distribution adjustments.

(6) Adjustment eliminates other income (expense), net related to Convergys. Adjustment includes the elimination of equity earnings from Cincinnati SMSA Limited Partnership which operates a cellular telecommunications business in southwestern Ohio and northern Kentucky.

(7) Adjustment eliminates Convergys' pro forma interest expense after giving effect to the Transtech Acquisition. Interest expense for Convergys is determined based upon the weighted average interest rate for Cincinnati Bell's short-term and long-term interest rates for the respective period for Cincinnati Bell debt allocated to Convergys and the interest rate associated with any direct indebtedness of Convergys.

(8) Adjustment reflects the provision for income taxes for the pre-tax adjustments at Convergys' statutory tax rate for the respective period.



                                       Cincinnati Bell Consolidated Pro Forma Balance Sheet
                                                           (in millions)

                                                                                As of September 30, 1998
                                                                   ----------------------------------------------------
                                                                                           Convergys
                                                                      Historical         Distribution
                                                                    Cincinnati Bell     Adjustments (1)     Pro Forma
                                                                   ------------------ -------------------- ------------
Cash and cash equivalents ....................................          $      1.5          $     (1.4)          $    0.1
Receivables ..................................................               461.3              (307.9)             153.4
Materials and supplies........................................                14.7                  --               14.7
Deferred income taxes.........................................                25.2                (7.0)              18.2
Prepaid expenses and other current assets ....................                52.3               (29.3)              23.0
                                                                        ----------          ----------           --------
     Total current assets.....................................               555.0              (345.6)             209.4
                                                                        ----------          ----------           --------


Property, plant and equipment.................................               838.9              (229.4)             609.5
Goodwill and other intangibles, net...........................               698.2              (681.1)              17.1
Investments in unconsolidated entities........................                90.1               (85.3)               4.8
Deferred charges and other current assets ....................               110.2               (80.8)              29.4
                                                                        ----------          ----------           --------
     Total assets.............................................          $  2,292.4          $ (1,422.2)          $  870.2
                                                                        ==========          ==========           ========


Debt maturing within one year.................................               619.3              (478.5) (2)         140.8
Accounts payable and other current liabilities ...............               412.4              (191.3)             221.1
                                                                        ----------          ----------           --------
     Total current liabilities ...............................             1,031.7              (669.8)             361.9

Long-term debt................................................               267.8                (0.3) (2)         267.5
Other long-term liabilities...................................               345.7              (238.0)             107.7
                                                                        ----------          ----------           --------

     Total liabilities........................................             1,645.2              (908.1)             737.1
                                                                        ----------          ----------           --------

Shareowners' equity...........................................               647.2              (514.1) (3)         133.1
                                                                        ----------          ----------           --------

     Total Liabilities and Shareowners' Equity ...............          $  2,292.4          $ (1,422.2)          $  870.2
                                                                        ==========          ==========           ========



          NOTES TO CINCINNATI BELL CONSOLIDATED PRO FORMA BALANCE SHEET

(1) Adjustments in this column reflect the elimination of assets and liabilities that will be transferred from Cincinnati Bell to Convergys based on the September 30, 1998 consolidated balance sheet of Cincinnati Bell.

(2) Adjustments to debt maturing within one year and long-term debt represent the amount of direct outstanding indebtedness of Convergys and its subsidiaries and approximately $478 million in intercompany debt that Convergys owes to Cincinnati Bell at September 30, 1998. Pursuant to the terms of the Distribution Agreement, Convergys will repay this intercompany indebtedness at or before the date of the Convergys Distribution date. The actual amount of the intercompany indebtedness repayment will be determined based on Convergys' cash flow activity from October 1, 1998 to the date of the repayment and the resultant intercompany balances. The proceeds from the intercompany indebtedness repayment from Convergys will be used by Cincinnati Bell to repay outstanding short-term variable rate debt.

(3) Pro forma shareowners' equity reflects the elimination of Convergys' shareowners' equity from Cincinnati Bell's historical amounts and the incurrence of approximately $10 million in nonrecurring costs, net of tax benefit, related to the Convergys Distribution. Included in the elimination of Convergys' shareowners' equity is an estimated amount of approximately $33 million, net of deferred tax benefit, resulting from the allocation of Cincinnati Bell pension trust assets and obligations to Convergys. The actual amount of shareowners' equity transferred to Convergys as a result of the allocation of the Cincinnati Bell pension trust assets will be determined by calculations performed as of the date of the Convergys Distribution, using a methodology that has been agreed to by the management of Cincinnati Bell and Convergys, and may differ from the amount reflected. The final allocation may differ due to the discount rates and other assumptions used in the final calculation at the time of the Convergys Distribution. In addition, the final pension asset allocation will be subject to regulatory approval.